Exhibit 10.21
INDUSTRIAL.THERMADYNE.CONTRATOARRENDAMIENTO.MP.30.10.08
LEASE AGREEMENT
Banco J.P. Morgan, S.A., Institución de Banca Multiple, J.P. Morgan Grupo Financiero, Division Fiduciaria, as trustee under the Business Administration Trust Agreement identified as “TRUST F/00030”
(“Lessor”)
and
VICTOR EQUIPMENT DE MEXICO SA
DE CV
(“Lessee”)
The leasable area of 430,659,41 square feet (40,009.23 square meters) which includes land and building of 166,582.16 square feet as described in exhibit “A-2” of the property owned by Lessor which is located in Jesús Siqueiros No. 652, Col. Alvaro Obregón, Hermosillo, Sonora 83170
(“Leased Property”)

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THIS LEASE AGREEMENT DATED OCTOBER 13, 2008 IS MADE AND ENTERED INTO BY AND BETWEEN BANCO J.P. MORGAN, S.A., INSTITUCION DE BANCA MULTIPLE, J.P. MORGAN GRUPO FINANCIERO, DIVISION FIDUCIARIA AS TRUSTEE IN THE BUSINESS ADMINISTRATION TRUST IDENTIFIED UNDER NUMBER F/00030 (HEREINAFTER REFERRED TO AS LESSOR”) HEREIN REPRESENTED BY PABLO BARCOS MELGAR, AND VICTOR EQUIPMENT DE MEXICO SA DE CV (HEREINAFTER REFERRED TO AS “LESSEE”), HEREIN REPRESENTED BY ADOLFO FRANCISCO CENTENO MORALES, IN ACCORDANCE WITH THE FOLLOWING RECITALS AND CLAUSES:
RECITALS
1.	Lessor, through its authorized representative, hereby states that:

1.a.	It is a company duly incorporated and validly existing pursuant to the laws of United Mexican States (“Mexico”), with its principal place of business in Mexico, Distrito Federal as evidenced by public deed number 46,449, granted on December 5th 1994, before Miguel Alessio Robles, Notary Public number 19 of the Federal District, Mexico, which first testimony of which is registered in the Public Registry of Commerce of the Federal District, Mexico under commerce folio number 195238 on March 7, 1995. Copy of this deed is attached hereto as Exhibit “A”.

1.b.	Its representative has the necessary powers and authority for the execution of this Agreement on behalf of Lessor, as Trustee in the Trust identified under Code F/00030 as evidenced by the public deed which is also attached hereto as Exhibit “A-1”, authority which has not been limited or revoked in any

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manner whatsoever to the date of execution of this Agreement.

1.c.	Is the legal owner of the Property as evidenced in public deed number 60,396 dated December 13th, 2004, granted before Mr. Francisco Javier Cabrera Fernández, Notary Public No. 11 of Hermosilo, Sonora.

1.d	Intends to lease to the Lessee, subject to the terms of this Agreement, the Leased Property.

2.	Lessee, through its authorized representative, hereby states that:

2.a.	Is a company incorporated and existing pursuant to the laws of Mexico, whose corporate domicile is in Jesús Siqueiros Número 652, Colonia Alvaro Obregón, Código Postal 83170, Hermosillo Sonora, Mexico, as evidenced by the public deed number 261, dated February 10th 2000, granted before Mr. Francisco Burciaga Molinar, Notary Public No. 30 of Distrito Judicial Bravos, Chihuahua, which first testimony of which is registered under folio number 18595, volume 466 book one, on the Property Public Registry Commerce Section, Hermosillo, Sonora, Mexico. Formerly, its denomination was Tweco de México, S.A. de C.V. and was modified to its current denomination Victor Equipment de México, S.A. de C.V. by means of the public instrument no. 2,047 y 2,048 granted before Public Notary 3 Lic. Javier Ignacio Camargo Nassar on Distrito Bravos Chihuahua registered on December 30, 2005, recorder before Public Registry under folio 13249*7 and 13258*7. Copy of the public deeds mentioned in this recital are attached hereto as Exhibit “B”.

2.b.	Its representative has the necessary powers and authority for executing this Agreement on behalf of Lessee as evidenced by the public deed attached hereto as Exhibit “B-1”, same authority that has not been limited or revoked in any manner whatsoever to the date of

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execution of this Agreement.

3.	The Parties hereby mutually agree that capitalized terms as used herein, shall have the meaning set forth in Exhibit “E” of this Agreement. In the event of any discrepancy between the definitions contained in such Exhibit “E” and any other provision of this Agreement, the latest shall prevail.

In consideration of the above recitals, the Parties hereto enter into this Lease Agreement, wherefore they mutually agree as follows:
CLAUSES
CLAUSE 1.
LEASING OF THE LEASED PROPERTY.
Subject to the terms and conditions of this Agreement, Lessor hereby leases to Lessee and Lessee under such capacity hereby accepts from Lessor, the use of the Leased Property. The Leased Property has a construction of 166,582.12 square feet located on a 430,659.41 square feet area located on the Lessor’s land area.
CLAUSE 2.
DELIVERY OF POSSESSION OF THE LEASED PROPERTY.
2.1	Lessor herein delivers continued possession of the Leased Property to Lessee for the Authorized Use. Lessee accepts the Leased Property to its entire satisfaction in its “as-is” condition (except as provided herein), subject to the compliance of all the applicable provisions and restrictions for its use and to all regulations applicable to the Property.

2.2	Lessee expressly acknowledges and hereby evidences, that:

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(a)	It has inspected the Leased Property and except as provided herein accepted to lease [***] in its “as-is” and “whereas” conditions.

(b)	Lessor has made no representation or warranty, covenant, or agreement whatsoever with respect to the merchantability or fitness of the Leased Property for any particular purpose, but lessor [***] [***] of no reason why Lessee cannot continue to conduct its manufacturing operations on the Leased Property.

(c)	The conditions of the Leased Property are good and suitable to serve for the purposes or motive for which Lessee is leasing the Leased Property.

2.3	The Lessee acknowledges that the Lessor may at any time during the term of this Agreement install and construct (with no additional rent obligation or other payment to Lessor) a construction surface known as Mezzanine (specified on exhibit “D”) located in the Leased Property does not belong to the leased area.

The Lessee accepts the condition of this surface and gets the obligation of repair or modify at his own cost the Mezzanine according to the project attached hereto as exhibit “D-1”. Taking off the Lessor any responsibility related with the construction, maintenance or operation of the Mezzanine.

2.4	The parts agree that once the construction works referred at exhibit “D-1” for the Mezzanine are finished the Lessor will lease the Mezzanine and

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will take part of the Lease Property on the same terms and conditions stated on this Agreement.

2.5	Lessee hereby waives all rights that may be granted to it under the Applicable Civil Code which are correlative to those set forth in articles 2412 fraction V, 2421 and 2490 of the Federal Civil Code on Mexico.

2.6	Except as expressly provided herein, the parties expressly agree that Lessee’s acceptance of the possession of the Leased Property shall be conclusive evidence that Lessee has inspected, received and accepted the possession of the Leased Property in its as-is condition, without reserve and limitation whatsoever, and that the Leased Property is in good conditions on the date that Lessee signs this Agreement.
CLAUSE 3.
TERM OF THE LEASE AGREEMENT.
3.1	Term of the Lease Agreement. This Lease Agreement shall be effective as of July 1, 2009 (the “Commencement Date”) and, except as set forth herein, for a term of 15 (Fifteen) mandatory years for both parties (the “Lease Term”), counted from the Commencement Date. The Lease Termination written notice must be done 6 months prior the first 10 year period finishes

3.1.1	Lessee’s Option to Terminate After Ten Years.

Lessee may, at its option and for any reason, terminate this Agreement once a ten (10) year period has finished by providing written notice to Lessor 6 (six) months prior of its intent to terminate provided that Lessee is in full compliance of its material obligations under this Agreement.

3.2	Renewal Option.

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(a)	Subject to the terms and conditions contained in this clause, Lessee shall be entitled to opt together into 1 (one) new and consecutive lease agreements, regarding the Lease Property, of (five years, under the same terms and conditions contained in this Lease Agreement, including escalation of the Lease Price as defined in Section 5.4 below (the “New Lease Option”).

(b)	Lessee’s right to exercise the New Lease Option and Lessor’s obligation to enter into the relevant New Lease shall be expressly conditioned upon the fulfillment of each one of the following conditions, that:

(i)	Lessee delivers to Lessor the corresponding New Lease Notice, at least six (6) months prior to the expiration of the Lease Term.

(ii)	Lessee is in compliance of all of its obligations hereunder; including without limitation, the payment of the Lease Price and any other considerations and/or reimbursements as set forth in this Lease Agreement, and

(c)	If a New Lease Notice is not given by Lessee within the above agreed term, then it shall be conclusively understood that Lessee has elected not to exercise the New Lease Option; and all Lessee’s rights with respect to the First New Lease and/or the Second New Lease, as appropriate, shall be automatically deemed as waived by Lessee, for which effect no formality shall be required to be complied by any of the parties hereto.
CLAUSE 4.
USE OF THE LEASED PROPERTY.
4.1	Use of the Leased Property. Lessee shall use the Leased Property only and

INDUSTRIAL.THERMADYNE.CONTRATOARRENDAMIENTO.MP.30.10.08
exclusively for the Authorized Use and for no other purposes without Lessor’s prior written consent and provided that in no event the Leased Property may be used for conducting any activities incompatible with industrial activities, product assembly and manufacturing activities, which is the authorized Property’s land use.

4.2	Applicable Regulations. Lessee, at its sole experise and responsibility, shall use and occupy the Leased Property and perform its corporate activities on the Leased Property pursuant to the Authorized Use and in compliance with the Applicable Regulations.

(a)	Lessee shall be responsible at its sole cost and expense to obtain and maintain in full force and effect during all the time it occupies the Leased Property all of the governmental authorizations, licenses and permits that pursuant to the Applicable Regulations (including the Environmental Requirements) be necessary to set up and operate its business on the Leased Property pursuant to the Authorized Use. Upon written request by Lessor, Lessee shall provide Lessor with true, correct and complete copy of all such authorizations, licenses and permits that are related with the Leased Property, including all permits related with health, safety and environmental matters within the thirty (30) days following their issuance to the extent that they are related with the Leased Property or have the possibility of affecting the Leased Property, including all permits related with health, safety and environmental matters.

(b)	Lessee shall use the Leased Property in a careful, safe and proper manner, and it may not store hazardous wastes in violation of Environmental Requirements, overload the floors or structure of the Leased Property or subject the Leased Property to any use

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that would damage it. Lessee shall not cause or permit to be caused on the Leased Property [***], smoke, [***], gas, noise, of vibrations which are not allowed under this Applicable [***], neither perform acts that may cause damages to the health, environmental natural resources of an ecological unbalance. Lessee may not perform on the Leased Property under any circumstances operations related to the management of hazardous materials of wastes or set up activities contravening the Applicable Regulations to the Authorized Use.

(c)	Likewise, Lessee shall not use or permit that the Leased Property is used in such a manner that it might void the insurance or increase the risk coverage of such insurances which will be set forth in Clause 13 of this Lease Agreement
CLAUSE 5.
LEASE PRICE.
5.1	Lessee shall pay the Lease Price to Lessor from the Commencement Date, during the Lease Term and until it vacates and delivers the possession of the Leased Property to Lessor under the agreed terms hereunder.

5.2	Lease Price. The Lease Price for the first to the end of the fifth Lease Year shall be equivalent to $832,910.80 U.S. Cy. (Eight hundred and thirty two thousand nine hundred and ten Dollars 80/100 legal tender of the United States of America) plus the corresponding value added tax (“VAT”). The Lease Price per square foot per year of edifications built on the Leased Property per month is an amount equivalent to approximately $5.00 U.S. Cy. (five Dollars 00/100 legal tender of the United States of America) plus VAT, for the first Lease Year, considering that the Leased Property currently has approximately 166,582 square feet of leased area

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From the sixth to the end of the tenth Lease Year, the Lease Price shall be equivalent to $916,201.88 U.S. Cy. (Nine hundred and sixteen thousand two hundred and one Dollars 88/100 legal tender of the United States of America) plus VAT. The Lease Price per square foot per year of edifications built on the Leased Property per month is an amount equivalent to approximately $550 U.S. Cy. (five Dollars 50/100 legal tender of the United States of America) plus VAT, for the sixth to the tenth Lease Year, considering that the area for the Leased Property will be from then on, 166,582 square feet of leased area.

From the eleventh to the fifteenth Lease Year, the Lease Price shall be equivalent to $999,492.96 U.S. Cy. (Nine hundred and ninety nine thousand four hundred and ninety two Dollars 96/100 legal tender of the United States of America) plus VAT. The Lease Price per square foot per year of edifications built on the Leased Property per month is an amount equivalent to approximately $6.00 U.S. Cy. (six Dollars 00/100 legal tender of the United States of America) plus VAT, from the eleventh to the fifteenth Lease Year, considering that the area for the Leased Property will be from then on, 166,582 square feet of leased area from the second Lease Year during and until the end of the Lease Term.

5.3	Monthly Payments. The Lease Price shall be paid in twelve (12) equal and successive installments, being each of said payments from the first to the fifth Lease Year the amount of $69,409.23 U.S. Cy. (Sixty nine thousand four hundred and nine Dollars 23/100 legal tender of the United States of America) plus VAT.

from the sixth to the tenth Lease Year the amount of $76,350.15 U.S. Cy. (Seventy six thousand three hundred

INDUSTRIAL.THERMADYNE.CONTRATOARRENDAMIENTO.MP.30.10.08
and fifty Dollars 15/100 legal tender of the United States of America) plus VAT.

from the sixth to the tenth Lease Year the amount of $83,291.08 U.S. Cy. (Eighty three thousand two hundred ninety one Dollars 08/100 legal tender of the United States of America) plus VAT.

5.4	Escalations. As of the beginning of the New Lease and on the 1st day of January of each subsequent year, and until Lessee vacates and returns possession on the Leased Property to Lessor, the Lease Price shall be increased based on the index and procedure set forth below:

(a)	Definitions. The following terms shall have the following meanings:

(i)	“Base CPI” means the CPI corresponding to the twelve (12) immediate months previous to the commencement date of the first Lease Year of the New Lease Term or of the then-running Lease Year, of the New Lease Term as appropriate, to determine the Lease Price adjustment corresponding to the commencement of the next Lease Year and so forth year after year.

(ii)	“CPI” means the Consumer Price Index for All Urban Consumers, All Items, All Cities, issued by the U.S. Department of Labor, Bureau of Labor Statistics (1982-1984=100). If the CPI is converted to a different standard base reference or otherwise it be revised, then the escalation formula of the Lease Price shall take into account the conversion factor published by the U.S. Department of Labor, Bureau of Labor Statistics; Prentice-Hall, Inc; and in lack of it, another publication or statistical information replacing the foregoing as recognized in the United States of America. If the CPI ceases to

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be published, Lessor and Lessee shall agree on another equivalent of similar index to be used in the formula.

(iii)	“Current CPI” means the last CPI published to the date on which the adjustment of the Lease Price shall be made. For purposes of this Lease Agreement, such publication shall be that of the [***] mediate month before the end of the initial Lease Term.

(iv)	“Lease Year” shall mean each consecutive twelve (12) month period as of July 1, 2009. The foregoing, except that if the Commencement Date of the Lease is other than the first day of a calendar month, then the Lease Year shall be the period from the Commencement Date through the date twelve (12) months later, and each subsequent year of the Lease Term shall be the period of twelve (12) months following the last date of the prior Lease Year.

(v)	“Percentage Factor” means the percentage obtained by dividing: (y) the positive differences between the Current CPI and the Base CPI, by (z) the Base CPI, provided the Percentage Factor might not be ever negative.

(vi)	“Formula” considering the above factors, the Lease Price for each year as of the commencement of the second Lease Year shall be the sum up of the following concepts:

(1)	Lease Price in force in the ending Lease Year, plus

(2)	The product of (x) Lease Price for the ending Lease Year multiplied by (y) the Percentage Factor.
= Lease Price for the commencing Lease Year, plus VAT.

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In case the CPI is larger than 2% (two per cent) this percentage will be taken as the capped escalation factor.

5.5	Lease Price Payment Conditions. Lessee shall pay the Lease Price as follows:

(a)	Per monthly payment in advance within the first five (5) days of each month.

(b)	In Dollars, legal tender of the United States of America through wire transfer to Lessor’s bank account as follows:
Bank JP MORGAN CHASE BANK, New York, NY
Account: 707405551
ABA: 021000021
Beneficiary: Banco JP Morgan, S.A.
Institución de Banca Multiple JP Morgan Grupo Financiero División Fiduciaria
Fid. 0030
Branch: 0573
(c)	Late Payment. If Lessee fails to pay on time any amount due to Lessor hereunder, the unpaid amount shall bear default interest at the Interest Rate, from the day following the date on which said amount should have been paid and until Lessor receives fully paid of the principal amount and interest accrued.
CLAUSE 6.
REIMBURSABLE EXPENSES.
6.1	Lessee shall reimburse the cost incurred by Lessor for the following concepts, with respect to the Leased Property:

(a)	The Property Tax of the Leased Property;

(b)	The cost of the insurance policies of the Leased Property referred to in Clause 13.2 below, and the deducible cost corresponding to the claim of any peril; and]

(c)	The cost of the maintenance and repair

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of the Leased Property under the terms set forth in Clause 20.6(b) hereof; and]
(d)	Reimbursable Expenses will only apply in the event Lessee does not comply with its obligations or incurs in default regarding its insurance or any other obligations under the terms and conditions of this Agreement.

(e)	It should not be considered as Reimbursable Expenses any expense incurred in by Lessor for Insurance paid by Lessor when Lessee had already complied with this obligation under the terms of this Agreement and specially under clause 13.

6.2	The costs of the above concepts and any other concept other than the Lease Price that under this Lease Agreement Lessee shall reimburse to Lessor are hereinafter identified as “Reimbursable Expenses”.

6.3	All Reimbursable Expenses shall be documented and billed to Lessee in a monthly and/or quarterly basis, depending on the frequency of the different concepts of the Reimbursable Expenses, and shall be paid by Lessee to Lessor within fifteen (15) days as of delivery of request or on the date of the next payment of the Lease Price, which will enclose the corresponding support documentation.

6.4	For purposes of calculating the Reimbursable Expenses, a year or annuality shall be deemed as a calendar year. The foregoing, except for: (i) the first year of the Lease Term, which shall begin on July 1, 2009, and (ii) the last year of the Lease Term, which shall end upon expiration of the Lease Term or, in its case, the date in which the Agreement is terminated. If Lessee fails to comply with vacating and returning possession of the Leased Property to Lessor upon the expiration of the Lease Term, Lessee shall continue obligated to pay the Reimbursable Expenses generated during such period and until Lessee

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vacates and returns the possession of the Leased Property to Lessor.

6.5	The payment of the Reimbursable Expenses to Lessor shall be made considering the same terms and conditions set forth in Clause 5.5 above, applicable to the monthly payments on the Lease Price.
CLAUSE 7
PAYMENT CONDITIONS.
7.1	Other Taxes. Except for the Property Tax forming part of the Reimbursable Expenses, each party shall be individually responsible for those taxes attributable to them in their capacity of Lessor or Lessee, as appropriate, in terms of the applicable tax provisions.

7.2	Property Tax Contesting. Lessee, with the consent of Lessor, or Lessor may directly file proceedings in conformity with the Applicable Regulations, in the name of Lessor for contesting the validity of any taxes or contributions associated with the Property Tax that they are not in agreement with, and recover the resulting payment made in excess for that concept as resolved. In any case, each party shall cooperate with the other in pursuing a favorable resolution to said contest in the extent as reasonably necessary. The net recovered amount of the Property Tax after payment of all the expenses related thereto shall be retained by Lessor to be applied to the payment of successive Reimbursable Expenses on the account of Lessee, provided Lessee is current in the payments of such concept.

7.3	Invoices. Upon receipt of the monthly Lease Price payments and/or the Reimbursable Expenses, Lessor shall deliver to Lessee the relevant invoices, which shall meet the applicable tax requirements under the law, including breakdown of the corresponding VAT. In no event, Lessor shall be obliged to deliver invoices before the payment date. The corresponding invoice shall also include the exchange rate as defined in the following paragraph.

7.4	Exchange Rate. The applicant rate for the conversion of Dollars into Pesos Mex Cy. shall be that in force on the payment date, as determined by Banco de Mexico to discharge obligations nominated in foreign currency payable in the Maxican Republic, as published in the Federal Official Gazette.

7.5	No Retention. In no case, Lessee may retain the payment of the Lease Price or any other payments on its account under this Agreement. Lessee shall pay the Lease Price and any other such payments payable by it in the corresponding amount and under the terms set forth hereunder.

CLAUSE 8.

UTILITIES.

8.1	Utilities. From the Commencement Date of this Lease Agreement, the Lessee shall pay for all Utilities used in the Leased Property.

8.2	Utility Contracts. Lessee shall be responsible for directly contracting at its sole cost with the authorized public or private providers, as appropriate and in conformity with the Applicable Regulations, the capacity, consumption and physical connection of the Utilities as required for the proper operation and functioning of Lessee’s activities on the Leased Property, as well as for the proper conservation, maintenance, hygiene, and safety of the Leased Property.

(a)	Without limiting the generality of the foregoing, Lessee shall be responsible for contracting, at its sole cost directly (i) with the Comisión Federal de Electricidad (“CFE”) or any other authorized supplier, the capacity, consumption and physical connection of electricity, including without limitation the installation of power lines and installation of electrical cables (ii) with Teléfones de Maxico, S.A. (“Telmex”) or any other telephone carrier, the capacity, consumption and physical connection of telephone service, and (iii) with the municipal authority or authorized provider, the capacity, consumption and physical connection of water and sewerage services, all of the foregoing as require for the adequate operations of the Leased Property. Likewise, Lessee shall be responsible for using all the Leased Property’s Utilities services.

CLAUSE 9.

LESSEE IMPROVEMENTS.

9.1	Lessee-Made Alterations. All Lessee-Made Alterations shall be subject to Lessor’s prior written consent, which shall not be unreasonably withheld or delayed. For this purposes, the project inserted herein as Exhibit “E” could be used.

The parties agree that Lessee may install, at it own expense, the Mezanine as set forth in Exhibit “D-1”.

9.2	Lessee shall cause at its sole expense and responsibility that all Lessee-Made Alterations comply with all the requirements of the insurances of the Leased Property and the Applicable Regulations, which include the prior obtainment of land use, construction, occupancy, environmental, and any other authorization as required.

9.3	All Lessee-Made Alterations shall be constructed in a good and competent manner by contractors previously approved by Lessor, which shall not be unreasonably withheld or delayed, and using only good quality materials. Furthermore, all contractors shall have, during the entire term in which they are carrying out any Lessee-Made Alterations in the Leased Property, a Public Liability Insurance covering claims for bodily injury and property damage occurring on, around or from the Leased Property in an amount not less than the equivalent to US$1,000,000,00 Dollars 00/100), per occurrance.

9.4	The authorization for Lessee to carry out any Lessee-Made Alterations on the Leased Property shall be subject to the previous review and approval of the relevant layouts and specifications by Lessor, who shall be further authorized to inspect the appropriate execution of the works of Lessee-Made Alterations. Such review and inspection shall be on the account of Lessee, who shall reimburse the costs incurred by Lessor for such concepts, as part of the Reimbursable Expenses. The review and inspection authority referred to in this paragraph are solely in benefit of Lessor, therefore Lessee acknowledges and agrees that Lessor’s exercising of such right under no case or circumstance should release Lessee from complying its obligations in conformity with this Agreement and the Applicable Regulations.

9.5	Lessee hereby expressly acknowledges that it shall be responsible before Lessor that the Lessee-Made Alterations (i) are executed in conformity with the approved layouts and specifications by Lessor and the competent authorities, (ii) of the full and timely payment of all the contractors, subcontractors, suppliers, and workers hired to perform the relevant Lessee-Made Alterations, (iii) that Lessee and/or its contractors and subcontractors discharge all their obligations, including the payment of any indebtedness to governmental agencies, whether federal, local, municipal, or organisms related to or decentralized from the above, including the Instituto Mexicano del Seguro

Social (IMSS), the Instituto de Fondo Nacional para la Vivienda de los Trabajadores (INFONAVIT) or the Sistema de Ahorro para el Retiro (SAR) due to Lessee-Made Alterations, and (iv) that Lessee obtains all of the required permits and authorizations from the competent authorities pusuant to the Applicable Regulations for performing and occupying the relevant Lessee-Made Alterations. Therefore, Leesee hereby releases Lessor from all liability in connection with the above lessee’s obligations.

9.6	Lessee shall deliver to Lessor, within the fifteen (15) days following completion of any Lessee-Made Alterations works, copy of the payment liquidation referred to in items (ii) and (iii) of the above Clause 9.5, and certification from the director responsible of the relevant Lessee-Made Alterations evidencing that the requirements referred to in items (i) and (iv) of the above mentioned paragraph were fulfilled. In all cases, Lessee shall be obliged to keep Lessor free and harmless from any claim, administrative procedure, demand and/or lawsuit of any type, including of labor, tax or environmental nature, and it shall indemnify Lessor for any damages or losses that Lessor bears from the failure by Lessee and/or its contractors, subcontractors, architect and/or director responsible of the work, or any suppliers, to comply with their obligations set forth in this clause.

9.7	Before expiration of the Lease Term or upon termination for any reason of this Lease Agreement, all of Lessee-Made Alterations and rights over the improvements carried out by Lessor or Lessee shall remain in benefit of the Leased Property, except for those required by Lessor to be removed to Lessee in writing, removal which shall be on the account of Lessee or as Lessor and Lessee have agreed upon in writing. The parties agree that Lessee shall not be obligated to remove the Mezanine. Prior termination for any reason of this lease Agreement, Lessee shall repair at its expense every and all damages caused by such removal and restore the Leased Property to its condition existing on the Commencement Date, wear and tear excepted.

9.8	Signage and Safety Installation. All signage, decoration, publicity, as well as blinds, curtains and other chattels and security installation visible from outside the Leased Property that Lessee intends to install on the Leased Property shall be subject to the prior written approval of Lessor (such approval which may not be unreasonably withheld) and shall comply in all aspects with the Applicable Regulations.

9.9	Trade Fixtures. Lessee, at its expense and responsibility, and without requiring Lessor’s prior approval, may install all Trade Fixtures as required for its ordinary course of business on the Leased Property pursuant to the Authorized Use, provided the structural characteristics of the Leased Property are not altered, nor overload or damage the floors, and such Trade Fixtures may be removed without damaging the Leased Property. The foregoing in the understanding that the work, installation and removal of the Trade Fixtures and signage of Lessee shall always comply with the Applicable Regulations and the terms and conditions of this Lease Agreement. Upon termination for any reason of this Agreement, Lessee at its expense shall remove the Trade Fixtures and signage and shall repair any damages caused by such removal. Lessee shall complete said repair before the termination for any reason of this Lease Agreement. Lessor reserves the right to verify the removal works referred to in this paragraph.

9.10	Waiver. Lessee expressly waives any right conferred to it by the Applicable Regulations, if any, which requires Lessor to pay any Lessee-Made Alterations and/or Trade Fixtures left by Lessee in the Leased Property after termination of this Agreement for any reason, except for useful improvements as provided in Articles 2423 Section II and 2424 of the Federal Civil Code of their correlatives in the Civil Code for the State of Sonora, Mexico and provided that this Lease Agreement is terminated for causes attributable to Lessor, or unless otherwise Lessor and Lessee had agreed in the Delivery and Receipt Minutes referred to in Clause 18.2 below.

9.11	No Offset. Lessee may not offset the cost of any improvements and/or maintenance and/or repairs from the payments of the Lease Price and/or the Reimbursable Expenses and/or any other amount applicable to Lessee hereunder.

CLAUSE 10.

ASSIGNMENT AND SUBLETTING.

10.1	Assignment, Subletting or Transfer by Lessee.

(a)	Without Lessor’s prior written consent, Lessee may not assign this Lease Agreement or sublease the Leased Property or any part thereof, nor grant any concession or permit to use the Leased Property in whole or part, nor transfer Lessee’s business established on the Leased Property, and in general, it may not transfer its rights derived from this Lease Agreement in any other manner whatsoever. For purposes of this Lease Agreement, the above acts shall be understood as an “Assignment” or a “Sublease”, as it may correspond. In all cases, any Assignment or Sublease carried out contravening the foregoing shall be void and have no effects whatsoever.

(b)	Notwithstanding the foregoing, Lessee may assign or sublease the Leased Property or any part thereof to any Related Party to Lessee, provided that the assignee of sublessee, as applicable, evidences in writing that it has assumed all the rights and obligations corresponding to Lessee under the terms of this Lease Agreement (as amended to the effective date of the Assignment), as well as the compliance of the Applicable Regulations and Guarantor evidences in writing that it remains obligated before Lessor in terms of the Guaranty. A Related Party includes the purchaser of all or substantially all of the business to which the operations at the Leased Property relate.

(c)	In all cases, Lessee shall deliver a written notice to Lessor at least ten (10) days in advance to the effective date of the agreed Assignment or Sublease with a Related Party to Lessee, in the understanding that along with such notice, Lessee shall enclose the document evidencing that the Related Party to Lessee, from the date of the proposed Assignment or Sublease formally assumed with no condition all of the rights and obligations derived from the Lease Agreement pertaining to Lessee, and that Guarantor shall continue being responsible before Lessor for the compliance of the obligations of the relevant sublessee or assignee, as the case may be. Lessee shall reimburse all expenses incurred by Lessor, if any, derived from the Assignment or Sublease.

(d)	In any case, any Assignment or Sublease proposed by Lessee to Lessor shall be additionally subject to the credit rating of the proposed assignee or sublessee being, at least BBB pursuant to Standard and Poor’s Ratings Services, a division of the McGraw Hill Company and at least of Baa2 pursuant to Moody’s Investor Services, Inc., for the senior unsecured debts of such proposed assignee or sublessee, or, Lessee must prove that the same garanty granted by Lessee in favor of Lessor is provided in order for Lessor to authorize such Assignment or Sublease, authorization which should not be unreasonably denied under the terms of this Agreement.

(e)	In the event that the Leased Property is subleased in whole or in part to any Related Party to Lessee or any third party authorized by Lessor, upon occurrence of an event of default by such sublessee, Lessor shall be entitled, without requiring to comply with any formality, to directly collect the rent from sublessee and to credit the so received amounts against the payment of the Lease Price and other amounts payable in favor of Lessor in conformity with this Lease Agreement. Lessee shall include a clause that expressly contains the above Lessor’s collecting rights in any sublease agreement that Lessee might enter into in conformity with this clause. The exercising of this right by Lessor in any manner whatsoever shall not release Lessee and/or its Guarantor from the compliance of their obligations under this Agreement. Therefore, Lessee and/or its Guarantor shall remain responsible of the full compliance of their obligations under this Lease Agreement and the corresponding guaranty. Except for the agreed above, there shall not be any contractual relationship between a sublessee and Lessor, and any authorized Assignment shall be expressly subject to the terms and conditions of this Lease Agreement. Lessor’s consent regarding any Assignment shall not constitute a waiver by Lessor to exercise its rights regarding future Assignments.

10.2	Assignment by Lessor. Lessor may assign in whole or in part its rights and obligations derived from this Lease Agreement, including its collecting rights as well as to transfer title to and/or mortgage or in any other manner to encumbrance or constitute guaranties over the Leased Property and/or the rights derived from this Lease Agreement to any third party without requiring prior Lessee’s authorization, in which case, Lessor shall notify Lessee of any assignment made by it, within the thirty (30) days following thereof. The foregoing in the understanding that this Lease Agreement shall continue in force as provided for in Clause 16.1.

CLAUSE 11.

MAINTENANCE.

11.1	Maintenance. During the Lease Term and/or until Lessee vacates and returns possession on the Leased Property to Lessor, the maintenance, repair and restoration of the Leased Property shall be governed, as follows:

(a)	Lessee shall carry out the maintenance of the Leased Property, in terms of the standards that were complied with by other similar businesses within Mexico. Such maintenance shall include the maintenance, replacement and repair of the parts of the Leased Property, including without limitation, (i) paving, maintenance, repair and cleaning of access roads and parking lot and loading areas on the Leased Property, (ii) maintenance and cleaning of roof and roof membranes, façades, exterior walls and exterior corridors of the Leased Property, (iii) landscaping on the Leased Property, (iv) exterior and interior paint of the Leased Property, (v) maintenance and repair of water pumps, water collection cistern, air conditioning system, building’s roll-up doors, restroom fixtures, plumbing and fire protection system (including pumps, valves, hoses and sprinklers), and (vi) maintenance of utilities (***) exterior and interior lighting and mechanical, electric and hydraulic systems which are used within the Leased Property.

(b)	For purposes of this Clause, the term “walls” shall include, among others, windows, glasses, exterior and interior doors, overhead doors, special storage façades and levelers and the entrance to the offices within the Leased Property.

(c)	Lessor shall be responsible, at its own cost and expense, for the maintenance, repair and replacement, if required, of the Structural Elements of the Leased Property; provided, however, that reasonable wear and tear and uninsured losses and damages caused by Lessee or any Lessee Party shall be excluded (including any act or omission by Lessee or any Lessee Party that results in the full or partial voiding of Lessor’s roof warranty).

Parties acknowledge that Lessor will provide an amount destinated to the repair of the air conditioning system as specified in Exhibit “D-2”. This should not be considered under any circumstance as an obligation of Lessor of maintenance or repair of the air conditioning system. Such obligation is Lessee’s responsibility.

(d)	Lessee shall timely deliver to Lessor a written notice regarding the repairs or replacement, if the case of the Structural Elements that Lessor shall carry out in terms of this Clause. Lessor shall have a reasonable term to carry out the relevant repairs, unless Lessee’s or Lessee Parties’ operations or integrity of their employees are endangered, in which case Lessor shall begin the relevant repairs or replacement of the case immediately, except as expressly provided in Clause 26 hereof, in the understanding, however, that such immediate action by Lessor shall be to the extent and only for those repairs or replacement if the case actually endangering Lessee’s or Lessee Parties’ operations or integrity of their employees, and the remaining repairs of the Structural Elements that may be necessary shall be carried out in a reasonable term.

(e)	Lessee shall keep the Leased Property in good operation, wear and tear excepted and except for maintenance, repair and replacement if the case obligations of the Structural Elements which are responsibility of Lessor.

(f)	Except for Lessor’s obligation to give maintenance, repair and replacement if the case to the Structural Elements in terms of this Clause, the maintenance of the Leased Property at Lessee’s cost and expense shall include the repair and replacement of all parts of the Leased Property which have been faded or damaged for wear and tear deriving from the regular use of the Leased Property by Lessee or any Lessee Party or from causes attributable to Lessee or any Lessee Party.

(g)	Pursuant to the foregoing and except for maintenance, repair and replacement if the case by Lessor of the Structural Elements and except for damages to the Leased Property attributable to Lessor, Lessee expressly waives the rights granted to it under the Applicable Civil Code in its correlative articles to those provided in articles 1932, 2444 and 2446 of the Federal Civil Code.

11.2	In no cases Lessee shall offset the cost of any improvement and/or maintenance and/or repair with the payment of the Lease Price and/or the Reimbursable Expenses and/or any other amount applicable to Lessee hereunder.

CLAUSE 12.

ENVIRONMENTAL REQUIREMENTS

Except for Hazardous Materials used by Lessee in the ordinary course of business in accordance with all Environmental Requirements, Lessee may not permit or cause any party to bring any Hazardous Material into the Leased Property nor transport, store, use, generate, manufacture, dispose or release any Hazardous Material on, around, or from the Leased Property. Lessee, at its sole cost and expense, shall operate its business in the Leased Property in strict compliance with all applicable Environmental Requirements and the Authorized Use. Lessee shall complete and certify disclosure statements as requested by Lessor from time to time relating to Lessee’s transportation, storage, use, generation, manufacture or release of Hazardous Materials on the Leased Property, and Lessee shall promptly deliver to Lessor a copy of any notice of violation relating to the Leased Property or any Environmental Requirement. Lessee shall provide to Lessor, upon prior written request, a list of all the Hazardous Materials (and relevant amounts thereof) that were used within the Leased Property during the preceding period.

12.1	For purposes of the Environmental Requirements, Lessee is and shall be deemed the responsible party, including without limitation, the “owner” and “operator” of Lessee’s “facilities” and the “owner” of all Hazardous Material brought into the Leased Property by Lessee or any Lessee Party, and the wastes, by-products and residues generated, resulting or produced therefrom.

12.2	Disposal of Hazardous Materials. Lessee, at its sole cost and expense, shall remove and remediate, if it is the case, all Hazardous Materials stored, disposed of or otherwise released by Lessee or any Lessee Party onto or from the Leased Property (except with respect to Hazardous Materials that Lessee is able to demonstrate were not attributable to Lessee or to any Lessee Party; provided, however, that if and to the extent a governmental or judicial authority requires Lessee (or any Lessee Party) to remove any such Hazardous Materials, Lessee shall be obligated to do so in terms of the requirement in question, In accordance to all Environmental Requirements and the remediation levels established for that particular case, notwithstanding any recourses or actions Lessee can undertake against the party responsible for the contamination in terms of the applicable laws. Lessee shall perform such work at any time during the Lease Term, and in any event, before Lessee shall return possession on the Leased Property to Lessor. If Lessee fails to perform such work within the above specified term, Lessor without waiving any other remedy available under this Lease Agreement or the Applicable Regulations (including without limitation an action to compel Lessee to perform such work), perform such work at Lessee’s cost. Lessee shall pay all costs incurred by Lessor in performing such work within the ten (10) days following Lessor’s request thereof, together with interest thereon at the Interest Rate computed from the date of the incurred cost until its payment in full.

12.3	Environmental Conditions of the Leased Property.

(a)	At least 90 (ninety calendar days prior to the termination or expiration of this Lease Agreement, Lessee shall conduct and deliver to Lessor a Phase I Environmental Site Assessment performed by a reputable environmental consulting firm satisfactory to Lessor (the “Approved Environmental Consultant”). Lessor will pay 50% (fifty percent) of this assessment, the obligation to conduct it is sole responsibility of Lessee. If so required by such Phase I, a Phase II Environmental Site Assessment should be performed by the Approved Environmental Consultant, as well as any studies and/or notices related to the closing down of facilities or termination of operations that may be required in terms of the Environmental Requirements ) (collectively the “Site’s Final Environmental Studies”) which shall verify that the Leased Property is materially in the same environmental condition as it was as of the Commencement Date of the Lease Agreement received from Lessor. In the event that a Contamination Condition resulting from Lessee’s (or any Lessee Party’s) use of the Leased Property is found at, on, in, under or over the Leased Property, Lessee, at its own cost and expense, shall have the obligation to clean-up, remedy, restore and in any other way perform the necessary remedial actions at the Leased Property in order to return it materially to the same environmental condition as it was as of the Commencement Date of the Lease Agreement. For the avoidance of doubt, and without affecting in any way the provisions set forth under Clause 12.3(B) hereof, the parties hereby agree that Lessee will be under no obligation with respect to Lessor to conduct the remedial actions set forth in the immediately preceding sentence, if and to the extent it is reasonably demonstrate (i) by means of a final non-appealable resolution or (ii) by means of a determination of an independent arbitrator, mutually appointed by the Parties, regulated by the rules of the Centro de Arbitrate de México (CAM) arbitrator should be appointed in compliance of such rules that all or part of the Contammation Condition in question resulted from an event or condition existing prior to the date hereof or form an off-site adjacent or hereby source not attributable to Lessee or to any Lessee Party, and without fault of Lessee or any Lessee Party.

(b)	In any event and prior to Lessee’s delivery of the Leased Property to Lessor, Lessee shall deliver to Lessor a certificate or communication issued by the Federal Office of the Prosecutor for Environmental Protection and/or the Federal Ministry of the Environment and Natural Resources or from any other authority that at the time is competent to do so, in which such authority certifies that the Leased Property is free of Hazardous Materials and Contamination Conditions or that the remediation goals have been reached if a remediation procedure was carried out before such authority. In the event such certificate is not delivered to Lessor, Lessor will be under no obligation to release and order that the Deposit granted by Lessee hereunder be released and delivered back to Lessee

12.4	Inspections. Lessor shall have access to, and a right to perform inspections and tests of the Leased Property to determine Lessee’s compliance with the Environmental Requirements, its obligations under this Clause 12 or the environmental condition of the Leased Property. Access shall be granted to Lessor at any time upon Lessor’s prior

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notice to Lessee, in the understanding that in such inspections and tests, Lessor shall attempts to the extent possible, to minimize interference with Lessee’s operation. Such inspections and tests shall be conducted at Lessors expense, unless Lessee is in default hereunder or such inspections or tests reveal that Lessee has not complied with any Environmental Requirement, in which case Lessee shall reimburse Lessor for the cost of such inspection and tests. Lessor’s receipt of or concurrence with any environmental assessment by Lessee in no way implies any waiver to Lessor’s rights to bring action against Lessee and/or releases Lessee from complying the Environmental Requirements. Lessee shall promptly notify Lessor of any communication or report that Lessee makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Leased Property.

12.5	Lessee agrees to give Lessor prompt (but in any event within 3 (three) business days as of the date it becomes aware of any of the following circumstances) written notice of: (1) all pending, or to Lessee’s knowledge threatened or anticipated proceedings, and all notices, demands, requests or investigations, relating to any possible non-compliance of the Environmental Requirements or relating to the issuance, revocation or change in any environmental authorization required for operation of the Leased Property; (2) all releases of Hazardous Materials at, on, in, under, over or in any way affecting the Leased Property, or any release known by Lessee at, on, in or under any property adjacent to the Leased Property; and (3) all facts, events or conditions that could reasonably lead to the occurrence of any of the above-referenced matters.

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12.6	Further Assurances. In addition to all other rights and remedies available to Lessor under this Lease Agreement or otherwise, Lessor may, in the event of a breach of Environmental Requirements or the requirements of this clause that are not cured by Lessee within the sixty (60) days following notice of such breach by Lessor, require Lessee to provide financial assurance (such as a third party guarantee) of Lessee’s ability to comply with its obligations hereunder in an amount and form reasonably satisfactory to Lessor. The requirements of this paragraph are in addition to and not in lieu of any other provision in this Lease Agreement.
CLAUSE 13.
INSURANCES OF THE LEASED PROPERTY.
13.1	Insurances by Lessee. Lessee shall hire and maintain in full force and effect at its expense the following insurance policies during the period of the Lease Term and/or until Lessee vacates and returns possession on the Leased Property to Lessor:

(a)	Broad Form Public Liability Insurance or its local equivalent (i.e. all risk or general civil liability), covering claims for bodily injury and damages to third party property occurring in, around or from the Leased Property, in an amount not less than the replacement cost of the Leased Property without considering the cost of excavation, foundation and footings and without any deduction for physical depreciation which shall not be less than US$2.5 million dollars (two

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million five hundred thousand Dollars 00/100), per occurrence. The coverage shall include contractual liability. Such insurance shall include Lessor Parties as additional insured entities for their vicarious but not independent liability and a “no Subrogation” clause against Lessor.
13.2	Insurance by Lessor. Lessor shall hire and maintain in full force and effect charged to the Reimbursable Expenses account (***) the following insurance policies during the Lease Term and/or until Lessee vacates and returns possession on the Leased Property to Lessor:

(a)	“All Risk” property insurance to include but not limited to coverage against any loss or damage by lighting explosion, hurricane and hail, airplanes, vehicles and smoke, earthquake and/or volcanic eruption, strikes, riots and vandalism and any other risks now or hereafter embraced by the so called “Extended Coverage” known as “All Risk” (including replacement of windows and glasses) under the terms and conditions necessary to prevent Lessor or Lessee from becoming co-insured under the terms of the applicable policies. In any event, the insured amount may not be less than one hundred percent (100%) of the then “full insurable value” on the hiring date (replacement value), which for the purpose of this clause shall be deemed as the replacing cost of the Leased Property, less the cost of excavations, foundations and footings, and without any deductions for physical depreciation of the Leased Property. Such “full insurable value” shall be updated from time to time at least every other year by an appraisal. The costs of the foregoing insurance and appraisal shall be Reimbursable Expenses. Lessor may at its option procure an appraisal to determine the full insurable value of the Leased Property.

(b)	Coverage for Boiler and Machinery and any other equipment as installed

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on the Leased Property for the insured amount as determined by Lessor but that in any case may not be less than one hundred percent (100%) of the “full insurable values”. The premium for this insurance is a Reimbursable Expense.

(c)	Insurance for Rental Fees Loss (Consequential Losses) that covers the actual pecuniary loss resulting from those monthly installments of the Lease Price that Lessor could stop receiving due to the interruption of Lessee’s operations on the Leased Property as a consequence of any casualty, for the insured amount equivalent to twelve (12) monthly payments of the Lease Price, and any other amounts payable to Lessor in conformity with this Lease Agreement. The premium for this insurance is a Reimbursable Expense.

(d)	Broad Form Public Liability Insurance or its local equivalent, covering claims for bodily injury and property damage occurring on, around or from the Leased Property, in an amount not less than the equivalent to US$1,000,000.00 (one million Dollars 00/100), per occurrence. The coverage shall include contractual liability. Such insurance shall include Lessee Parties as additional insured parties for their vicarious but not independent liability. The costs of the above insurance shall be a Reimbursable Expense.

13.3	Insurance Companies. All of the insurances detailed in this clause shall be provided under valid and enforceable policies issued by authorized insurance companies with a financial rating of AM Insurer Financial Strength rating of “A” or better (if unavailable, S&P “A” or better will be acceptable), and Financial Size Category of IX or larger, or as otherwise acceptable to Lessor. If the insurance is provided through the London Market, then Lloyd’s of London syndicates shall have a Minimum Stamp Capacity of the equivalent of $100’000,000.00 — U.S. Cy. (one

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hundred Million Dollars U.S. Cy.) or otherwise acceptable to Lessor.

13.4	Certificates Each party shall deliver to the other copies of all the respective certificates of insurance (policies and/or endorsements) within the thirty (30) days following the Commencement Date and within the thirty (30) days following renewal or replacement of such insurance. The insurance policies shall state that the written notice shall be given to the parties fifteen (15) days before (i) the cancellation or non-renewal of any required insurance policy to be maintained under this Lease Agreement and (ii) any material adverse change in such insurance policy causing that the policy does not meet the requirements of this Lease Agreement.

13.5	Priority of Insurance, Waiver. Lessor and Lessee, in the exercise of their commercial business judgment, acknowledge that the use of insurance is the best way to protect against the risk of loss to their respective properties and economic interests in the Leased Property. Accordingly, the parties shall use in the first place the proceeds paid by the insurance company to repair or rebuild the Leased Property. All insurance maintained pursuant to the terms of this Lease Agreement shall provide that it is primary to and noncontributory with any and all insurance maintained by or afforded to an additional insured under such insurance, but only to the extent of liabilities falling within the indemnity obligations of a named insured under Clause 17.1 of this Lease Agreement. Except where prohibited by law, Lessee will cause its liability insurers to waive all rights of recovery or subrogation against the Lessor Parties, and the Lessor will cause its liability insurers to waive all rights of recovery or subrogation against the Lessee Parties, but only to the extent of liabilities falling within the indemnity obligations of a named insured. Except where prohibited by law, each party

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will waive and cause its insurers providing “all risk” property insurance to waive all rights of recovery or subrogation against the other party, and the Lessor Parties or Lessee Parties as appropriate, for any claims within the coverage of such “all risk” property coverage but only with respect to the negligent acts, errors or omissions of such parties.

13.6	Payment of insurance. In case of casualty to the Leased Property resulting in damage or destruction, the proceeds from the insurance, less the actual costs, fees and expenses, if any, incurred in connection with assessment of the loss, shall be made available to Lessor, any creditor of Lessor, any mortgagee or Lessee, as their respective interests appeared, for purpose of restoring, replacing, rebuilding, or altering the Leased Property as nearly as possible to its value, condition and characteristics it did have immediately before such damage or destruction.

13.7	Failure to Carry. Without limiting Lessor’s remedies set forth in Clause 20.6 hereof, in the event Lessee fails to hire and maintain the insurance coverage on its account set forth in this Clause 13, including in the case set forth in Clause 13.8, Lessor shall have the right (but not the obligation) to obtain insurance coverage to protect Lessor and Lessee. In this case, Lessee shall promptly reimburse to Lessor the cost of the relevant insurance premiums, and interest accrued at the Interest Rate computed from the date the cost was incurred and until the date the cost and interest accrued are reimbursed to Lessor; provided, however, that the aforementioned shall not release Lessee from its obligation to hire and maintain the insurance coverage on its account set forth in this Clause 13 and to cure the breach in

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terms of this Agreement.

13.8	Lessee’s Right to Procure Property’s Coverage. Subject to the terms of this Clause 13.8, Lessee shall have the option to procure and maintain the property insurances described in Clause 13.2 (the “Property Insurances”) Lessee’s right to procure and maintain said Property Insurances shall be conditioned on the prior satisfaction of each of the following matters.

(a)	That there is no default or Event of Default by Lessee under this Lease Agreement;

(b)	That Lessor approves Lessee’s proposed insurance coverage; provided that Lessor may approve only insurance coverage that meet the requirements of this Lease Agreement;

(c)	The Property Insurance policy of the Leased Property shall designate Lessor as the first beneficiary under the terms approved by Lessor and contain standard mortgagee clauses in favor of the holders of mortgages on the Leased Property, if any; and

(d)	That the parties hereto have executed an amendment agreement to this Lease Agreement, as to the modification of this and any other related clauses to the Leased Property Insurance, including without limitation those related with Reimbursable Expenses, with the appearance of the Guarantor of Lessee to state its acceptance of such modification and confirmation of the Guaranty.

(e)	The amendment agreement referred to in the preceding item shall further include that Lessor shall be entitled to proceed under the same terms set

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forth in Clause 13.7 above, in the event of any default by Lessee with its obligation to maintain in full force and effect the Property Insurances, provided that all expenses so incurred by Lessor, including the payment of the relevant premiums, shall be Reimbursable Expenses.

(f)	Lessee and Lessor shall have negotiated, executed and delivered an amendment to this Lease Agreement which addresses the foregoing and related matters and which provides, among other things, that (1) if at any time Lessee fails to keep the Property Insurances for the Leased Property in full force and effect, Lessee shall be fully responsible for the payment of all amounts (plus the applicable deductible) that would have been available if such Property Insurances would have been in full force and effect, and (2) that the Lessee shall continue obliged to pay such amounts in conformity with Clause 13.2 above even after termination of this Lease Agreement, or otherwise, that Lessee shall be responsible to pay the damages and losses derived from the lack of said insurance due to any perils occurred during the Lease Term and/or any further occupancy period of the Leased Property by Lessee.
CLAUSE 14.
RESTORATION OF THE LEASED PROPERTY.
14.1	If at any time during the Lease Term, the Leased Property is damaged by fire or other casualty due to Force Majeure, not attributable to Lessee or any Lessee Parties, Lessor shall notify Lessee as quickly as possible but in no event later than thirty (30) days following the casualty, the estimate time to complete restoration of the Leased Property. In this same case, if the occurred casualty impedes Lessee the partial or total use of the Leased Property and the restoration time exceeds eight (8) months from the date on which the

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casualty occurred, Lessee may not to rescind this Lease Agreement through giving the corresponding written notice to Lessor within five (5) days following receipt of the above mentioned Lessor’s notice.

14.2	If Lessee elects not to rescind this Lease Agreement, pursuant to the preceding paragraph, or if Lessor estimates that the restoration will take less than six (6) months, Lessor shall promptly commence the restoration works as soon as it receives the corresponding payment from the insurance company under the insurance policies of the Leased Property. This restoration shall not include Lessee-Made Alterations or any other Lessee’s property regarding which Lessee shall be responsible for paying their restoration cost, whose works shall also promptly commence in order to restore the Leased Property to those conditions having before the casualty occurred. In this same case, Lessee shall have the right to occupy the restored part of the Leased Property or any portion thereof as soon as it is ready, without having to wait for the whole restoration period to elapse.

14.3	If the Leased Property is totally or substantially damaged or destroyed by any peril not covered by any insurance of the Leased Property or any Lessor’s mortgagee requires that proceeds from the insurance be applied to the indebtedness secured by the mortgage over the Property, and such circumstances impede the use of the Leased Property by Lessee, Lessor or Lessee may rescind this Lease Agreement through giving written termination notice to the other party within the thirty (30) days following the date from (i) the destruction or damage or (ii) from the notification to Lessor by the mortgagee requiring the proceeds from the insurance and notice by Lessor of the forgoing to Lessee. In either of these cases, the rights and obligations

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derived from this Lease Agreement shall be deemed as terminated with no liability for the parties therefore, except for Lessee’s obligation to pay any accrued amount on its account pursuant to this Lease Agreement as generated before its termination date, which shall include the amount for repairing those damages caused to the Leased Property and not covered by the insurances of the Leased Property referred to in Clause 13.

14.4	Except in the case that the damage or destruction were caused by Lessor’s acts or omissions, Lessee shall timely reimburse to Lessor the cost of deductibles under the insurance policies hired by Lessor and/or pay such deductibles corresponding to the insurance policies hired by Lessee, within the ten (10) days following receipt of the insurance company and/or Lessor payment requirement. In all cases, the costs for the above concepts as incurred by Lessor shall be understood as made on the account of Lessee and considered a Reimbursable Expense.

14.5	In all cases, the Lease Price that should be reduced for impeding Lessee to totally or partially use the Leased Property for the causes stated in this Clause 14, shall be applicable during the restoration period and in proportion of that built area of the Leased Property that due to the peril Lessee is unable to use, against the total built area of the Leased Property, in the understanding, however, that Lessee shall have no right to any Lease Price abatement in the event that the relevant damage or destruction resulted from the negligence or willful misconduct of Lessee or any Lessee’s Parties, in conformity with the provisions of the Applicable Civil Code which are correlative to those provided in article

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2425 of the Federal Civil Code.

Notwithstanding the provisions of Clause 7.5, in case Lessee is restricted from using totally or partially the Leased Property, solely for the causes referred to in this Clause 14, the Lease Price shall be reduced (only during the period of reparation of the Leased Property) and shall be equal to the difference that may exist between the then-current Lease Price and the amount that is actually paid to Lessor pursuant to the insurance mentioned in Clause 13.2 (c).
CLAUSE 15.
TAKING.
15.1	If any part of the Leased Property should be Taken and (i) the Taking prevents or materially interferes the use of the Leased Property by Lessee or (ii) as a result of such Taking, Lessor’s mortgagee accelerates the payment of any indebtedness secured by the Leased Property, or it applies any part of the compensation to the payment of any unpaid balance of the indebtedness, this Agreement shall be deemed as terminated and the Lease Price shall not be paid as of the date on which the Taking decree is enforced, in the understanding, however, that Lessee’s obligation to pay any accrued amount on its account pursuant to this Lease Agreement, as generated before the Taking decree is enforced, shall remain applicable to Lessee.

15.2	If part of the Leased Property is Taken and this Lease Agreement is not terminated as set forth above, Lessor shall apply the received compensation from the Taking to restore or reconditioning, up to the above amount, the Leased Property, and the Lease Price payable during the then unexpired Lease Term shall be reduced,

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in a fair and reasonable fashion considering the relevant circumstances; in the understanding, however, that Lessor’s obligation to apply the received compensation from the Taking to restore or reconditioning the Leased Property (i) shall be limited to apply to said restoration that part of the proceeds from the compensation that is not required to be applied to the secured indebtedness by a mortgagee of Lessor, and (ii) shall be subject to the Taking actually interfering or preventing in any manner the use of the Leased Property by Lessee.
CLAUSE 16.
SUBORDINATION AND FINANCING MATTERS.
16.1	Subordination. The parties acknowledge that this Lease Agreement shall survive any transfer title to the Leased Property. Notwithstanding the foregoing, Lessee agrees, upon request of Lessor, to subordinate this Lease Agreement to any guaranty created over the Leased Property by Lessor, provided Lessor requires the creditor as a condition that such creditor should not disturb the possession and other Lessee’s rights agreed upon this Lease Agreement so long as Lessee continues to perform its obligations hereunder throughout the Lease Term and New Lease term, if any, and in the event that the creditor acquires the Leased Property through foreclosure proceedings or otherwise, the mortgagee or any other buyer should accept Lessee as lessee of the Leased Property under the terms and conditions of this Lease Agreement and to comply with Lessor’s obligations thereunder (but only while it is the landowner of the Leased Property); and Lessee shall accept to recognize such creditor, or any other third party acquiring title to the Leased Property, as lessor. Lessee and Lessor hereby agree to execute and deliver the appropriate instruments (at Lessor’s expense) which might be necessary to comply with the agreements contained in this clause, regarding the current Lessor’s creditors, if any, within the thirty (30) days following the date of

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execution of this Lease Agreement.

16.2	Financing Assistance. Lessee agrees to cooperate with Lessor to facilitate filing of any financing of Lessor by providing those required consents, agreements and documents (including financial statements and any other information of Lessee and its guarantor) that the financial institutions might reasonably request, in the understanding that the confidential information of Lessee and Guarantor shall remain in any time as confidential.

16.3	Estoppel Certificate. Lessee agrees from time to time, within the ten (10) days following receipt of Lessor’s request, to execute and deliver to Lessor or Lessor’s designee the required estoppel by Lessor evidencing that this Lease Agreement is in full force and effect, the date until which the Lease Price has been paid, that Lessor is not in default hereunder (or detailed specification of the nature of Lessor’s default), the termination date of this Lease Agreement, and such other matters pertaining to this Lease Agreement as required by Lessor, and Lessee shall cause any guarantor of Lessee’s obligations under this Lease Agreement acknowledges such and his own obligations in conformity with the guaranty.
CLAUSE 17.
INDEMNIFICATION FROM THIRD PARTY CLAIMS.
17.1	Indemnity by Lessee. Lessee shall indemnify and keep Lessor and/or Lessor Parties harmless from and

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against all Claims brought by third parties and that arise from the use or occupation of the Leased Property by Lessee or Lessee Parties or from any other act, omission or fact permitted or suffered by Lessee or Lessee Parties due to or relating to the Leased Property.

17.2	If any such Claims is filed by a third party against Lessor and/or any Lessor Parties, upon request by Lessor, Lessee shall defend Lessor and/or involved Lessor Parties in such proceeding at Lessee’s sole cost by designating therefore a legal counsel reasonably acceptable to Lessor and/or the involved Lessor Parties. In no event shall Lessee be obliged to indemnify Lessor and/or any Lessor Parties if the Claim derived from any willful or negligent act or omission of Lessor or such other Lessor Parties.

17.3	Indemnity by Lessor. Likewise, Lessor shall indemnify and keep Lessee and Lessee Parties harmless from and against any Claims brought by third parties and that arise from Lessor’s or Lessor Parties, use or occupancy of the Leased Property, or from any other act, omission or fact permitted or suffered by Lessor or Lessor Parties due to or relating to the Leased Property.

If any such Claims is filed by a third party against Lessee and/or any Lessee Parties, upon request by Lessee, Lessor shall defend Lessee and/or involved Lessee Parties in such proceeding at Lessor’s sole cost by designating therefore a legal counsel reasonably acceptable to Lessee and/or the involved Lessee Parties. In no event shall Lessor be obliged to indemnify Lessee and/or any Lessee Parties if the

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Claim derived from any willful or negligent act or omission of Lessee or such other Lessee Parties.

17.4	Survival. The provisions of this Clause 17 shall survive notwithstanding the termination for any reason of this Lease Agreement, with respect to any Claims asserted against Lessor or Lessee and until expiration of any applicable statute of limitations.
CLAUSE 18.
SURRENDER
18.1	Vacating and Surrender. Upon termination for any reason of this Lease Agreement, Lessee is obligated to vacate the Leased Property and return possession and use of same to Lessor without delay and not needing Lessor’s request or judicial order; and in the same good conditions as the Leased Property had on the Commencement Date, including environmental conditions, except wear and tear for regular use of constructions thereon.

18.2	Delivery and Receipt Minutes. The parties hereto shall evidence in written minutes that shall be signed by their respective representatives and any other evidence of the conditions in which the Leased Property is being returned (for example, photographs or video) as to the act through which Lessee returns possession on the Leased Property to Lessor, and of any circumstances related to such delivery and receipt. In the above Minutes the parties hereto shall further evidence that Lessee delivered and Lessor received to its satisfaction the documents referred to in Clauses 18.3 and 18.4 of this clause, otherwise delivery and receipt of possession of the Leased Property may not be

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deemed concluded, and in this case such circumstance shall be understood equivalent to a “Holding Over” and, therefore, all effects referred to in Clause 19 shall be applicable.

18.3	Environmental Studies. Lessee shall deliver to Lessor the Site’s Final Environmental Studies in terms of Section 12.3 above additionally, Lessee shall deliver to Lessor 30 (thirty) calendar days prior to termination for any reason of this Lease Agreement, any other environmental studies and sports to the extent these are technically or under the Environmental Requirements necessary or convenient to confirm that the Leased Property is free from Contamination Conditions resulting from Lessee’s (or any Lessee party’s) use of the Leased Property and it is physically in the same environmental conditions as Lessee received it from Lessor as of the Commencement Date of this Lease Agreement (subject to the terms of Section 12.3 above), and (ii) copy of the written notices filed by Lessee with any and all competent authorities (duly sealed as received from any such authorities) with respect to the stoppage of activities or operations and closure of Lessee’s facilities at the Leased Property, and copies of the complete files corresponding to any site abandonment procedures in case required to be followed by Lessee under applicable law. As set forth in Section 12.3 above, Lessee shall be responsible to repair any damages caused to the Leased Property, including remediation of any Contamination Condition resulting from Lessee’s (or any Lessee party’s) use of the Leased Property caused at, in, on, under, over or from the Leased Property, as well as for compensation damages and/or indemnity for injuries caused to human health, the environment, and to contiguous or adjacent properties to the Leased Property derived from any Contamination Condition resulting from Lessee’s (or any Lessee party’s) use of

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the Leased Property.

18.4	Likewise, Lessee shall be obliged to deliver to Lessor within the last thirty (30) calendar days prior to the date of vacancy and returning possession of the leased Property, (i) all update (performed by an Approved Environmental Consultant) of the Site’s Final Environmental Studies and/or if remediation to Cure any Contamination Conditions resulting from Lessee’s (or any Lessee party’s) use of the Leased Property was required, the documents referred to in Clause 12.3(v); and (ii) certificate issued by the Federal Office of the Prosecutor for Environmental Protection and/or the Ministry of Environment and Natural Resources, and by any competent local authority as required under the Environmental Requirements, confirming that derived from the notice on the closure of Lessee’s facilities in the Leased Property, there are no pending obligations to be complied with by Lessee or Lessee Parties.

18.5	Delivery of the documents referred to in the preceding paragraphs of this clause by Lessee may not be understood as a release of Lessee from the obligation to comply with the filing of any other studies and/or information before the competent authorities under the Environmental Requirements derived from closure of Lessee’s facilities in the Leased Property.

18.6	The parties hereby agree that none of the guaranties granted by Lessee or its guarantors for securing Lessee’s compliance of this Lease Agreement in favor to Lessor may be released without the prior written confirmation by Lessor stating that all of the requirements referred to in this Clause 18 had been fulfilled.

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18.7	Property of Lessee. Unless otherwise agreed by the parties hereto in writing, all commercial [***] and installation of Lessee, and any other equipment net permanently attached to the Leased Property placed or installed by Lessee on the Leased Property, shall remain the property of Lessee, and it shall remove those upon termination for any reason of this Lease Agreement, and Lessee shall repair, at its own expense, all damages (except reasonable wear and tear) resulting from the installation, maintenance or removal of such property, including any signage, billboards, canopies and similar Lessee’s installations.

18.8	Lessee’s Property Abandonment. Lessee hereby expressly acknowledges and agrees that any Lessee’s property remaining in the Leased Property for more than thirty (30) days after termination for any reason of this Lease Agreement shall be understood as abandoned, without requiring any formality, including judicial order. Therefore, Lessee hereby authorizes Lessor to dispose of such Lessee’s property in any manner as Lessor deems it appropriate and without incurring any liability, which includes the removal of such property off the Leased Property and its final disposal. The costs therefrom shall be on the account of Lessee and payable as soon as Lessor demands its payment.

The provisions of this Clause 18.8 shall remain in effect, thus, the aforementioned payment obligation shall survive notwithstanding the termination for any reason of this Lease Agreement.

CLAUSE 19. HOLDING OVER.

19.1	Holding Over. The parties agree herein that Lessee’s default of the obligation to vacate and return possession on the Leased Property to

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Lessor under the terms of this Lease Agreement on the last day of the Lease Term or before on such corresponding date due to an early termination, shall be understood as a Holding Over of the Leased Property. Therefore, such Holding Over shall not produce the effect of concerting the Lease Term into a undefined lease agreement term.

19.2	Applicable Lease Price under Holding Over. Notwithstanding any provisions on the contrary in this Lease Agreement, in the event of a Holding Over of the Leased Property by Lessee, and without this Lease Agreement may be deemed as amended, Lessee shall remain obliged to comply with all its obligations hereunder, including the payment of the Lease Price, maintenance fees and any other payments, including the Reimbursable Expenses, in the understanding however, that the Lease Price that Lessee shall pay to Lessor throughout the Holding Over period shall be equivalent to the amount of the Lease Price then in effect plus 75% (seventy five percent) of said Lease Price.

19.3	Waiver. Lessee acknowledges that its obligation to surrender the Leased Property is governed by these provisions and hereby expressly waives any rights it may have pursuant to the law with respect to such Holding Over.

CLAUSE 20. DEFAULTS AND REMEDIES.

20.1	Lessee Defaults. Each of the following events shall be an event of default (“Event of Default”) by Lessee under this Lease Agreement, if Lessee fails to correct such Event of Default within the applicable cure period.

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20.2	Unless otherwise expressly stated for a specific even the sure period for any Events of Default shall be thirty (30) days form receipt of Lessons written notice specifying the Event of Default by Lessee or at the expiration of any other term agreed upon by Lessor and Lessee required in order to cure the relevant failure.

20.3	Events of Default:

(a)	If Lessee operates or use the Leased Property for any use other than the Authorized Use;

(b)	If Lessee fails to make timely payment of any monthly installment of the Lease Price or any other payment on its account under this Agreement. The period for curing this Event of Default is five (5) business days. If Lessee fails to make timely payment of any monthly installment of the Lease Price or any other payment on its account under this Agreement more than two times during any Lease Year, the third of such violations shall be deemed an Event of Default (without requiring notice) and without period to cure;

(c)	If any insurance to be maintained by Lessee pursuant to this Agreement is cancelled, terminated, expired, reduced, or changed without the prior Lessor’s written consent. The period for curing this Event of Default is ten (10) calendar days;

(d)	If Lessee carries out any assignment, subleasing or other transfer of any Lessee’s rights or obligations derived from this Lease Agreement without the prior Lessor’s written consent. In this case, there shall not be a period for curing this Event of Default;

(e)	If Lessee fails to execute any

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reasonable instrument of subordination, atornement or the estoppel certificate within the time periods set forth in Clause 16 above, after Lessons written request for such instruments or estoppels;

(f)	In Lessee breaches in a material respect any of the Environmental Requirements of Clause 12 above;

(g)	If Lessee of any Lessee Parties fail to abide or comply with any Applicable Regulations that applies to the Leased Property, including its amendments form time to time, in the understanding that Lessee or any Lessee Parties breach the same rule or regulation more than two times, the third of such violations shall be deemed an Event of Default (without requiring notice) and without period to cure);

(h)	If Lessee or any guarantor or surety of Lessee’s obligations hereunder (i) make any assignment of its properties for the benefit of creditors; (ii) commence any case, proceeding or other action seeking to have an order for relief to its favor as a debtor or to be declared itself in bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of its debts, or (iii) if a receiver, trustee, custodian or other similar official is designated for the administration of part or the whole of its properties (collectively a “Proceeding for Relief”); (iv) become subject of any Proceeding for Relief which is not dismissed within the sixty (60) days following its filing; or (v) fails to maintain its legal existence (if Lessee, guarantor or surety is a corporation, partnership, or other entity), in which case there shall be no period for curing this latter Event of Default.

(i)	If Lessee ceases operations on or abandons the Leased Property for a period in excess of thirty (30) days;

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(j)	If Lessee breaches any of the requirements set forth in Clause 23 (Guaranty), having be period for curing this Event of Default.

(k)	If Lessee fails to materially comply with any of its other obligations hereunder and it is not cured at the expiration of thirty (30) days from receipt of Lessor’s written notice starting the relevant Lessees Event of Default.

20.4	Liabilities of the Parties. In conformity with the Applicable Regulations and provisions of this Lease Agreement, provided Lessee is in compliance with all its obligations hereunder, Lessor warranties Lessee the use and peaceful enjoyment of the Leased Property during the Lease Term.

20.5	Lessee’s Remedies. Lessor shall not be in default hereunder, unless Lessor fails to comply with any of its obligations at the expiration of a thirty (30) day term after receipt of Lessee’s written notice specifying the relevant failure or at the expiration of any other term agreed upon by Lessor and Lessee required in order to cure the relevant failure. Upon the occurrence of an Event of Default, and provided that Lessee is not then in default of any of its obligations under this Agreement, Lessee may exercise any of the following remedies:
-	Perform any obligation not performed by Lessor and, if so elected by Lessee, Lessor shall reimburse to Lessee all costs and expenses incurred by Lessor in performing such obligation, plus interest accrued at the Interest Rate from the date Lessee incurred such costs and expenses, and until the date on which Lessee receives effective payment of the due principal amount and interest accrued.

-	The exercising of these remedies by Lessee, shall not

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release Lessor from the compliance of their obligations under this Agreement.
(a)	All obligations of Lessor under this Lease Agreement shall be binding to Lessor as long as it is the landlord of the Leased Property and not thereafter. The term “Lessor” in this Lease Agreement shall mean only the landlord of the Leased Property during such time.

(b)	Upon transfer by said landowner of title to the Leased Property, at that moment such landowner shall be released from the compliance of all obligations derived to it as lessor. However, such obligations shall be complied during the Lease Term per each new landowner during the time it is owner of the Leased Property, in conformity with the provisions of the Applicable Civil Code which are correlative to those provided in article 2409 of the Federal Civil Code.

20.6	Remedies. Upon the occurrence of an Event of Default, and provided that Lessor is not then in default of any of its obligations under this Agreement, Lessor may exercise any of the following remedies:

(a)	Terminate this Lease Agreement and in such event Lessee shall immediately pay to Lessor the unpaid balance of the Lease Price for the entire term remaining in the Lease Term and any other amounts on the account of Lessee, including insurance premiums, maintenance fees, and all other Reimbursable Expenses, and all expenses incurred by Lessor in pursuing effective payment of the due obligations by Lessee, including interest accrued at

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the Interest Rate, attorneys and experts’ fees and court costs to recover the possession of and restitute the Leased Property to such conditions upon it was delivered to Lessee.

(b)	Perform any obligation net performed by Lessee and, if so elected by Lessor, Lessen shall reimburse to Lessor all costs and expenses incurred by Lessor in performing such obligation, plus interest accrued at the Interest Rate from the date Lessor incurred such costs and expenses, and until the date on which Lessor receives effective payment of the due principal amount and interest accrued. These payments shall be part of the Lease Price and/or Reimbursable Expenses for purposes of this Lease Agreement.

The exercising of this remedy by Lessor, shall not release Lessee and/or its Guarantor from the compliance of their obligations under this Agreement.

Lessor shall have a duty to mitigate all losses and damages, including without limitation, leasing the Leased Property to a third party as quickly as reasonably possible.

(c)	All remedies set forth in favor of Lessor by this Lease Agreement shall be in addition to any other remedies that Lessor might exercise pursuant to the law in defending its interests.

CLAUSE 21. ENTRY TO LEASED PROPERTY BY LESSOR.

21.1	Inspection by Lessor. Lessee shall permit Lessor and its authorized representatives to enter the Leased Property at any time, prior written notice from Lessor given at least forty eight (48) business hours in advance, for purpose of inspecting Lessee’s appropriate use of the Leased Property

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pursuant to this Agreement or for performing any required world on the Leased Property, whether it has been requested by Lessor or it is necessary due to the failure of Lessee to carry out the maintenance and/or repair on its account within the ten (10) days following receipt of Lessors notice stating the future of Lessee with the above concepts, provided, however, that no written notice shall be required to Lessee in case of an emergency.

The Parties agree that nothing contained on this Clause shall be deemed as a limitation to Lessor’s rights to perform the inspections and tests of the Leased Property in the same terms as set forth on Clause 12.4 above.

21.2	Prospective Lessee. In addition, Lessor shall have the right to enter the Leased Property during usual business hours, prior written notice to Lessee given at least forty eight (48) business hours in advance, for purposes of showing the Leased Property to prospective lessees, financing parties, or purchasers, provided that in case of prospective lessees, such right may only be exercisable during the last twelve (12) months of the Lease Term. Lessee shall have the right to be present at any such tour through the Leased Property, provided that should any prospective lessee or buyer were a direct competitor of Lessee, Lessee may subject such access to any reasonable measure that Lessee may consider appropriate to maintain the confidentiality of its properties information and operations within the Leased Property.

21.3	No interference. In performing the above inspections, works or tours, Lessor shall attempt, to the extent

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possible, to minimize interference with Lessee’s operation.

CLAUSE 22. NO WAIVER.

Any waiver, delay or non-exercise by either party of its right to enforce any provision of this Lease Agreement shall not be a waiver or limitation of such party’s right to enforce said or any other provision of this Lease Agreement in the future.

CLAUSE 23. GUARANTIES.

23.1	Deposit. Lessor acknowledges that it has in its possession a deposit in the sum of $55,000.00 for securing the performance of its obligations under this Lease Agreement (the “Deposit”).

23.2	The Deposit shall be reimbursed to Lessee within the ten (10) days following: (i) termination for any reason of this Lease Agreement, or (ii) the full payment of all Lessee’s outstanding amounts in favor of Lessor, which ever occurs the latest.

23.3	Corporate Guaranty. As a material inducement to cause Lessor to enter into this Lease Agreement and perform its obligations hereunder, is the fact that Thermadyne Holdings Corporation holding company of Lessee (the “Guarantor”) on this date executes and delivers to Lessor a lease guaranty in the form attached hereto as Exhibit “C” (the “Guaranty”).

CLAUSE 24. NOTICES AND DOMICILES.

Notices. Whenever it shall be necessary or desirable for one of the

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parties to serve any notice or demand to the other party regarding this Lease Agreement, such notice or demand shall be in writing and served personally or by recognized international courier service (Federal Express, DHL or similar) to the following addresses:

(a)	Lessee: Víctor Equipment de México, S.A. de C.V.

Telephone: 01 (662) 236 0000 Attention: Adolfo Francisco Centeno Morales

Address: Jesús Siqueiros No. 652 Col. Alvaro Obregón Hermosillo, Sonora 83170

Copy to:

Thermadyne Holding Corporation

Attention: General Counsel Address: 16052 Swingely Ridge Road, Chesterfield, MO USA 63017

(b)	Lessor:
Banco J.P. Morgan, S.A.,
Institución de Banca Múltiple,
J.P. Morgan Grupo Financiero,
Trust Division,
as Trustee in Trust F/00030.
Paseo de las Palmas No. 405, Piso 15
Col. Lomas de Chapultepec,
Delegación Miguel Hidalgo,
11000 México, D.F.
Telephone: 5255) 5540-9508
Facsimile: (5255) 5283-1620
Attention: Trust Division
Adriana López Jaimes
adriana.lopezjaimes@jpmorgan.com

Copy to:

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Prudential Real Estate Investors
Andrés Bello No. 10 - 11
Colonia Polanco,
Delegación Miguel Hidalgo,
11560 México, D.F.
Telephone: (5255) 5093 - 2770
Facsimile: (5255) 5093 - 2789
Attention: Pablo Barcos
E-mail: pablo.barcos@prudential.com
Attention: Valentina Villa
E-mail: valentina.villa@prudential.com

Copy to:
JV Partner
Industrial Global Solutions de
Mexico, S.A. de C.V.
Prolongación Paseo de la Reforma
No. 600 PB 31-D
Col. Santa Fé Peña Blanca
México, D.F. 01210
Teléfono: 52 55 3098-9002
Atención: W. Lachlan Elting
Correo electrónico: lelting@igs.com.mx

CLAUSE 25. FEES AND EXPENSES

25.1	Brokerage Fees. Lessee expressly states that it did not retain any brokerage service or intermediation for entering into this Lease Agreement.

25.2	Fees and Expenses. Except as provided in other provisions of this Lease Agreement, each party shall be responsible for its own expenses and those of its agents, auditors, attorneys and consultants incurred in connection with this Lease Agreement.

CLAUSE 26. ACTS OF GOD; FORCE MAJEURE

Neither Party shall be responsible for delay or non-compliance with any of its obligations hereunder (any monetary payment excluded), if such delay or non-compliance is caused by an event of Force Majeure cause but only during the time period of such cause. For purposes of this Lease Agreement, a “Force Majeure” cause shall mean a

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cause entirely beyond the control of a party hereto such as riots, insurrections, martial law, governmental delays, civil commotion, war, fire, flood, earthquake, or other casualty or acts of God.

CLAUSE 27. CONFIDENTIALITY

27.1	Confidential Information. The Parties agree that any and all Confidential Information shall be considered and treated as such by the recipient party, its affiliates, subsidiaries, shareholders, directors, officers and employees as owned by the other party, and shall not be duplicated, published or disclosed in any form by the recipient party, its shareholders, directors, officers and employees to any third party without the prior written authorization from the delivering party, unless a disclosure of any Confidential Information is required under a court or administrative order issued by competent federal and/or state authorities, or disclosed in connection with the enforcement of this Lease Agreement. In the latter cases, the disclosing party shall not incur in any responsibility for such disclosing. The recipient party shall be obliged to respond appropriately to assure confidentiality of such Confidential Information and to forbid and prevent non-authorized access thereto at any time.

27.2	Return of Confidential Information. Upon termination for any reason of this Lease Agreement, the parties hereto shall return to the other all Confidential Information received from the other party, including all copies that they have made of such information. Confidentiality and non-disclosure obligations included in this clause shall continue in force after termination for any reason of this Lease Agreement.

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CLAUSE 28. FIRST REFUSAL AND IMPROVEMENTS WAIVERS.

Lessee hereby expressly waives from this moment and during and after the Lease Term on its extensions any rights of first refusal or preference right to buy the Leased Property and to receive any compensation for any improvements it makes on the Leased Property. Lessee hereby waives irrevocably the above rights that might be granted to it under the applicable law.

CLAUSE 29. ENTIRE AGREEMENT AND AMENDMENT.

29.1	Entire Agreement. This Lease Agreement and all Exhibits attached hereto constitute the entire agreements between the parties with respect to its subject matter, and substitute and leave with no effects any other previous agreements thereon between them.

29.2	Terms. Unless otherwise specified, all of the terms (day, month or year) established in this Lease Agreement shall be understood to be natural terms.

29.3	Amendments. This Lease Agreement may not be amended in any manner without the prior written agreement by Lessor and Lessee.

29.4	Headings. The parties mutually agree that the headings contained in this Lease Agreement are inserted for convenience of reference only and shall not be used in construing it.

29.5	Language. This Lease Agreement is executed in English and Spanish languages; provided that in case of any discrepancy between said versions, the Spanish language version shall prevail.

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29.6	Trustee’s limited liability. It is expressly understood and agreed by and among the parties hereto that, except as otherwise expressly provided herein (i) this Lease Agreement is executed by the Trustee, not individually on personally but solely as trustee under the Trust and in the exercise of the power and authority conferred and vested in it as such trustee, (ii) each and all of the representation undertakings and agreements in this Agreement made on the part of Trustee are intended not as personal representations undertakings and agreements by Trustee for which Trustee shall be liable with its own assets or for the purpose or with the intention of binding Trustee as the Trustee under the Trust with its own assets, (iii) that nothing herein contained shall be construed as creating any liability of Trustee, or any incorporator or any past, present or future subscriber to the capital stock of, or stockholder, officer or director of Trustee, to perform any covenant either express or implied contained in this Agreement, against the assets other than the assets of the Trust; provided, however, that nothing contained in this clause shall be construed to limit in scope or substance the general corporate liability of Trustee, expressly provided to the beneficiaries under the Trust F/00030, or pursuant to the Trust, for the gross negligence or willful misconduct of Trustee or to exercise the same degree of care and skill as is customarily exercised by similar institutions.

CLAUSE 30. APPLICABLE REGULATIONS AND FORUM.

30.1	Jurisdiction. The parties agree that for the construction, performance and enforcement of this Lease Agreement the applicable legislation shall be that applicable to its object, including the Applicable Civil Code, and in case of any controversy the parties are hereby submitted to the competent courts of

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the City of Mexico, Federal District, expressly waiving to any other jurisdiction that might correspond to them by virtue of their current or future domiciles or by any other reasons. The parties state that for purposes of this Lease Agreement, the Applicable Civil Code is that applicable in the place where the Leased Property is located.

30.2	Notwithstanding the foregoing the parties convenient and agree that for the construction, performance and enforcement of the Guaranty referred to in Clause 23.3.

IN WITNESS WHEREOF, the parties to this Lease Agreement, aware of its content, and since for its execution there were no fraud, violence, bad faith or any other vicious that might void their respective willingness, ratify and execute it through their duly authorized representatives on the date and year set forth in the introductory paragraph hereof.
[SIGNATURES PAGE FOLLOWS]

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“Lessor”
BANCO J.P. MORGAN, S.A.,
INSTITUCION DE BANCA
MULTIPLE J.P. MORGAN GRUPO
FINANCIERO, DIVISIÓN
FIDUCIARIA, AS TRUSTEE OF THE
TRUST CODE F/00030
/s/ PABLO BARCOS MELGAR

PABLO BARCOS MELGAR
Authorized Representative
“Lessee”
VICTOR EQUIPMENT DE MEXICO SA DE CV
/s/ ADOLFO FRANCISCO CENTENO

ADOLFO FRANCISCO CENTENO
MORALES
Authorized Representative
Witness
/s/ Winston Lachlan Eltino

[Winston Lachlan Eltino]